EXHIBIT 99.1

SOURCE: The Sagemark Companies Ltd.
PRESS RELEASE                                               TRADING SYMBOL: SKCO

                 SAGEMARK ANNOUNCES CLOSING OF PRIVATE PLACEMENT
              Company plans to open additional PET imaging centers

         NEW YORK, NY- December 3, 2004 - The Sagemark Companies Ltd. announced today that it has consummated a Private Placement of shares of its common stock, and warrants to purchase shares of its common stock, with gross proceeds of $3,461,500 with the New York investment bank, Joseph Stevens & Company, Inc.

         "Sagemark is a growing owner/operator of out-patient medical diagnostic positron emission tomography (PET) imaging centers. This Private Placement will enable the Company to add to its portfolio of PET imaging centers offering state-of-the-art medical diagnostic PET imaging services to areas where such capabilities will enhance the quality of patient and medical care" stated Ted Shapiro, President and CEO of The Sagemark Companies Ltd.

         The Company will open its fifth PET imaging center this month in Forest Hills (Queens), New York adding to its existing portfolio of operating PET imaging centers located in New York, New Jersey, Florida and Kansas. In addition, the Company has a number of PET imaging centers in negotiation or under development.

         The Company has put in place a seasoned, successful, national PET imaging center management team that collectively represents over a century of experience in the medical diagnostic imaging field. "We are pleased with the growth of the Company to date and anticipate opening a number of PET imaging centers in the new year" stated Stephen A. Schulman, M.D., President and Chief Executive Officer of Premier PET Imaging International, Inc. a wholly owned subsidiary of the Company.

         The Private Placement was made exclusively to accredited investors in a private transaction under Regulation D exempt from registration requirements of the Securities Act of 1933, as amended. The Private Placement is explained in greater detail in the Company's current Report on Form 8-K filed with the Securities and Exchange Commission concurrently with the issuance of this press release.

         This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

         Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition to the factors set forth above, other important factors that could cause actual results in future periods to differ materially from those results projected in such forward looking statements include, but are not limited to, risks associated with new technology development, government regulations and access to required financing and working capital. Those and other risks that could cause actual results in future periods to differ materially from those results forecasted in the forward-looking statements are more fully described in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the U.S. Securities & Exchange Commission via its web site at www.sec.gov. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases.
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Contact: Ted Shapiro, President & CEO
The Sagemark Companies Ltd. - Phone (212) 554-4219